                                                                    Exhibit 10-H


                                CHANGE IN CONTROL
                               SEVERANCE AGREEMENT


     This Agreement is made as of the 8th day of April 2002, between Otter Tail Corporation, a Minnesota corporation, with its principal offices at 215 South Cascade Street, P.O. Box 496, Fergus Falls, Minnesota 56538-0496 (the "Corporation") and George A. Koeck ("Employee"), residing at 1755 Ninth Street South, Fargo, ND 58104.


                          W I T N E S S E T H    T H A T:

     WHEREAS, this Agreement is intended to specify the financial arrangements that the Corporation will provide to Employee upon Employee's separation from employment with the Corporation under any of the circumstances described herein; and

     WHEREAS, this Agreement is entered into by the Corporation in the belief that it is in the best interests of the Corporation and its shareholders to provide stable conditions of employment for Employee notwithstanding the possibility, threat or occurrence of certain types of change in control, thereby enhancing the Corporation's ability to attract and retain highly qualified people.

     NOW, THEREFORE, to assure the Corporation that it will have the continued dedication of Employee notwithstanding the possibility, threat or occurrence of a bid to take over control of the Corporation, and to induce Employee to remain in the employ of the Corporation, and for other good and valuable consideration, the Corporation and Employee agree as follows:

     1. Term of Agreement. The term of this Agreement shall commence on the date hereof as first written above and shall continue through April 1, 2003; provided that commencing on March 31, 2003 and each March 31 thereafter, the term of this Agreement shall automatically be extended for one additional year unless 360 days prior to March 31, the Corporation shall have given notice that it does not wish to extend this Agreement, and provided, further, that notwithstanding any such notice by the Corporation not to extend, this Agreement shall continue in effect for a period of 36 months beyond the term provided herein if a Change in Control (as defined in Section 3(i) hereof) shall have occurred during such term.

     2. Termination of Employment.

     (i) Prior to a Change in Control. Employee's rights upon termination of employment prior to a Change in Control (as defined in Section 3(i) hereof) shall be governed by the Corporation's standard employment termination policy applicable to Employee in effect at the time of termination or the Employee's Employment Agreement.

     (ii) After a Change in Control.

         (a) From and after the date of a Change in Control (as defined in Section 3(i) hereof) during the term of this Agreement, the Corporation shall not terminate Employee from employment with the Corporation except as provided in this Section 2(ii) or as a result of Employee's Disability (as defined in Section 3(iv) hereof) or death.

         (b) From and after the date of a Change in Control (as defined in Section 3(i) hereof) during the term of this Agreement, the Corporation shall have the right to terminate Employee from employment with the Corporation at any time during the term of this Agreement for Cause (as defined in Section 3(iii) hereof), by written notice to Employee, specifying the particulars of the conduct of Employee forming the basis for such termination.

         (c) From and after the date of a Change in Control (as defined in Section 3(i) hereof) during the term of this Agreement: (x) the Corporation shall have the right to terminate Employee's employment without Cause (as defined in Section 3(iii) hereof), at any time; and (y) Employee shall, upon the occurrence of such a termination by the Corporation without Cause, or upon the voluntary termination of Employee's employment by Employee for Good Reason (as defined in Section 3(ii) hereof), be entitled to receive the benefits provided in Section 4 hereof. Employee shall evidence a voluntary termination for Good Reason by written notice to the Corporation given within 60 days after the date of the occurrence of any event that Employee knows or should reasonably have known constitutes Good Reason for voluntary termination. Such notice need only identify Employee and set forth in reasonable detail the facts and circumstances claimed by Employee to constitute Good Reason.

     Any notice given by Employee pursuant to this Section 2 shall be effective five business days after the date it is given by Employee.

     3. Definitions

     (i) A "Change in Control" shall mean:

         (a) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or successor provision thereto, whether or not the Corporation is then subject to such reporting requirement;

         (b) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Corporation representing 35% or more of the combined voting power of the Corporation 's then outstanding securities;

         (c) the Continuing Directors (as defined in Section 3(v) hereof) cease to constitute a majority of the Corporation's Board of Directors; provided that such change is the


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direct or indirect result of a proxy fight and contested election or elections for positions on the Board of Directors; or

         (d) the majority of the Continuing Directors (as defined in Section 3(v) hereof) determine in their sole and absolute discretion that there has been a change in control of the Corporation.

     (ii) "Good Reason" shall mean the occurrence of any of the following events, except for the occurrence of such an event in connection with the termination or reassignment of Employee's employment by the Corporation for Cause (as defined in Section 3(iii) hereof), for Disability (as defined in Section 3(iv) hereof) or for death:

         (a) the assignment to Employee of employment responsibilities which are not of comparable responsibility and status as the employment responsibilities held by Employee immediately prior to a Change in Control;

         (b) a reduction by the Corporation in Employee's base salary as in effect immediately prior to a Change in Control;

         (c) an amendment or modification of the Corporation 's incentive compensation program (except as may be required by applicable law) which affects the terms or administration of the program in a manner adverse to the interest of Employee as compared to the terms and administration of such program immediately prior to a Change in Control;

         (d) the Corporation's requiring Employee to be based anywhere other than within 50 miles of Employee's office location immediately prior to a Change in Control, except for requirements of temporary travel on the Corporation's business to an extent substantially consistent with Employee's business travel obligations immediately prior to a Change in Control;

         (e) except to the extent otherwise required by applicable law, the failure by the Corporation to continue in effect any benefit or compensation plan, stock ownership plan, stock purchase plan, stock incentive plan, bonus plan, life insurance plan, health-and-accident plan, or disability plan in which Employee is participating immediately prior to a Change in Control (or plans providing Employee with substantially similar benefits), the taking of any action by the Corporation which would adversely affect Employee's participation in, or materially reduce Employee's benefits under, any of such plans or deprive Employee of any material fringe benefit enjoyed by Employee immediately prior to such Change in Control, or the failure by the Corporation to provide Employee with the number of paid vacation days to which Employee is entitled immediately prior to such Change in Control in accordance with the Corporation's vacation policy as then in effect; or

         (f) the failure by the Corporation to obtain, as specified in Section 6(i) hereof, an assumption of the obligations of the Corporation to perform this Agreement by any successor to the Corporation.



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     (iii) "Cause" shall mean termination by the Corporation of Employee's employment based upon (a) the willful and continued failure by Employee substantially to perform Employee's duties and obligations (other than any such failure resulting from Employee's incapacity due to physical or mental illness or any such actual or anticipated failure resulting from Employee's termination for Good Reason) or (b) the willful engaging by Employee in misconduct which is materially injurious to the Corporation, monetarily or otherwise. For purposes of this Section 3(iii), no action or failure to act on Employee's part shall be considered "willful" unless done, or omitted to be done, by Employee in bad faith and without reasonable belief that such action or omission was in the best interests of the Corporation.

     (iv) "Disability" shall mean any physical or mental condition which would qualify Employee for a disability benefit under the Corporation 's long-term disability plan.

     (v) "Continuing Director" shall mean any person who is a member of the Board of Directors of the Corporation, while such person is a member of the Board of Directors, who is not an Acquiring Person (as hereinafter defined) or an Affiliate or Associate (as hereinafter defined) of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (a) was a member of the Board of Directors on the date of this Agreement as first written above or (b) subsequently becomes a member of the Board of Directors, if such person's nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors. For purposes of this Section 3(v): "Acquiring Person" shall mean any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the shares of Common Stock of the Corporation then outstanding, but shall not include the Corporation, any subsidiary of the Corporation or any employee benefit plan of the Corporation or of any subsidiary of the Corporation or any entity holding shares of Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan; and "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

     4. Benefits upon Termination under Section 2(ii)(c)

     (i) Upon the termination (voluntary or involuntary) of the employment of Employee pursuant to Section 2(ii)(c) hereof, Employee shall be entitled to receive the benefits specified in this Section 4. The amounts due to Employee under subparagraph (a) of this Section 4(i) shall be paid to Employee, at Employee's election as specified in a written notice delivered by Employee to the Corporation on the date of this Agreement and which is attached hereto as Exhibit A and made a part hereof, either (a) in a lump sum not later than one business day prior to the date that the termination of Employee's employment becomes effective or (b) in 36 equal installments payable monthly, on the last business day of the month, for 36 consecutive months following the date that the termination of Employee's employment becomes effective. The amounts due to Employee under subparagraphs (b), (c) and (d) of this Section 4(i) shall be paid to Employee not later than one business day prior to the date that the termination of Employee's employment


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becomes effective. Subject to the provisions of Section 4(ii) hereof, all benefits to Employee pursuant to this Section 4(i) shall be subject to any applicable payroll or other taxes required by law to be withheld.

         (a) The Corporation shall pay as severance pay to Employee an amount equal to three times the sum of (1) Employee's highest annual rate of salary from the Corporation in effect at any time during the 36 months preceding the date that the termination of Employee's employment became effective and (2) the average of the annual bonus paid or to be paid to Employee in respect of each of the three fiscal years preceding the fiscal year when the termination of Employee's employment became effective.

         (b) For a period of 36 months following the date that the termination of Employee's employment became effective or until Employee reaches age 65 or dies, whichever is the shorter period, the Corporation shall continue for Employee, at the Corporation's expense, the health, disability and life insurance coverage in effect for Employee immediately prior to the date that the termination of Employee's employment became effective under the plans provided by the Corporation for its executive personnel generally or, if such coverage cannot by the terms of such plans be provided thereunder, then the Corporation shall provide equivalent insurance coverage for Employee for such period under specially obtained policies of insurance.

         (c) The Corporation shall pay to Employee (1) any amount earned by Employee as a bonus with respect to the fiscal year of the Corporation preceding the termination of Employee's employment if such bonus has not theretofore been paid to Employee, and (2) an amount representing credit for any vacation earned or accrued by him but not taken.

         (d) The Corporation shall also pay to Employee all legal fees and expenses incurred by Employee as a result of such termination of employment (including all fees and expenses, if any, incurred by Employee in seeking to obtain or enforce any right or benefit provided to Employee by this Agreement whether by arbitration or otherwise); and

         (e) Any and all contracts, agreements or arrangements between the Corporation and Employee prohibiting or restricting Employee from owning, operating, participating in, or providing employment or consulting services to, any business or company competitive with the Corporation at any time or during any period after the date the termination of Employee's employment becomes effective, shall be deemed terminated and of no further force or effect as of the date the termination of Employee's employment becomes effective, to the extent, but only to the extent, such contracts, agreements or arrangements so prohibit or restrict Employee; provided that the foregoing provision shall not constitute a license or right to use any proprietary information of the Corporation and shall in no way affect any such contracts, agreements or arrangements insofar as they relate to nondisclosure and nonuse of proprietary information of the Corporation notwithstanding the fact that such nondisclosure and nonuse may prohibit or restrict Employee in certain competitive activities.

     (ii) In the event that any payment or benefit received or to be received by Employee in connection with a Change in Control of the Corporation or termination of Employee's


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employment (whether payable pursuant to the terms of this Agreement or any other plan, contract, agreement or arrangement with the Corporation, with any person whose actions result in a Change in Control of the Corporation or with any person constituting a member of an "affiliated group" as defined in Section 280G(d)(5) of the Internal Revenue Code of 1986, as amended (the "Code"), with the Corporation or with any person whose actions result in a Change in Control of the Corporation (collectively, the "Total Payments")) would be subject to the excise tax imposed by Section 4999 of the Code or any interest, penalties or additions to tax with respect to such excise tax (such excise tax, together with any such interest, penalties or additions to tax, are collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive from the Corporation an additional cash payment (a "Gross-Up Payment") within thirty business days of such determination in an amount such that after payment by Employee of all taxes (including any interest, penalties or additions to tax imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. All determinations required to be made under this Section 4(ii), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the independent accounting firm retained by the Corporation on the date of the Change in Control (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Corporation and Employee within 15 business days of the date that the termination of Employee's employment becomes effective, or such earlier time as is requested by the Corporation. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with an opinion that Employee has substantial authority not to report any Excise Tax on Employee's federal income tax return.

     Any uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder shall be resolved in favor of Employee. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that at a later time there will be a determination that the Gross-Up Payments made by the Corporation were less than the Gross-Up Payments that should have been made by the Corporation ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Employee is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment, if any, that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that at a later time there will be a determination that the Gross-Up Payments made by the Corporation were more than the Gross-Up Payments that should have been made by the Corporation ("Overpayment"), consistent with the calculations required to be made hereunder. Employee agrees to refund to the Corporation the amount of any Overpayment that the Accounting Firm shall determine has occurred hereunder. Any determination by the Accounting firm as to the amount of any Gross-Up Payment, including the amount of any Underpayment or Overpayment, shall be binding upon the Corporation and Employee.

     (iii) Any payment not made to Employee when due hereunder shall thereafter, until paid in full, bear interest at the rate of interest equal to the reference rate announced from time to


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

time by U.S. Bank National Association, plus two percent, with such interest to be paid to Employee upon demand or monthly in the absence of a demand.

     (iv) Employee shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise. The amount of any payment or benefit provided in this Section 4 shall not be reduced by any compensation earned by Employee as a result of any employment by another employer.

     5. Employee's Agreements.


        Employee agrees that:

     (i) Without the consent of the Corporation, Employee will not terminate employment with the Corporation without giving 60 days prior notice to the Corporation, and during such 60-day period Employee will assist the Corporation, as and to the extent reasonably requested by the Corporation, in training the successor to Employee's position with the Corporation. The provisions of this
Section 5(i) shall not apply to any termination (voluntary or involuntary) of the employment of Employee pursuant to Section 2(ii)(c) hereof.

     (ii) Without the consent of the Corporation or except as may be required by law, Employee will not at any time after termination of his employment with the Corporation disclose to any person, corporation, firm, or other entity, confidential information concerning the Corporation of which Employee has gained knowledge during employment with the Corporation.

     (iii) In the event that Employee has received any benefits from the Corporation under Section 4 of this Agreement, then, during the period of 36 months following the date that the termination of Employee's employment became effective, Employee, upon request by the Corporation:

         (a) Will consult with one or more of the executive officers concerning the business and affairs of the Corporation for not to exceed four hours in any month at times and places selected by Employee as being convenient to him, all without compensation other than what is provided for in Section 4 of this Agreement; and

         (b) Will testify as a witness on behalf of the Corporation in any legal proceedings involving the Corporation which arise out of events or circumstances that occurred or existed prior to the date that the termination of Employee's employment became effective (except for any such proceedings relating to this Agreement), without compensation other than what is provided for in Section 4 of this Agreement, provided that all out-of-pocket expenses incurred by Employee in connection with serving as a witness shall be paid by the Corporation.

     Employee shall not required to perform Employee's obligations under this
Section 5(iii) if and so long as the Corporation is in default with respect to performance of any of its obligations under this Agreement.

                                       7
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     6. Successors and Binding Agreement.


     (i) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Corporation), by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Corporation in the same amount and on the same terms as Employee would be entitled hereunder if employee terminated employment after a Change in Control for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date that the termination of Employee's employment becomes effective. As used in this Agreement, "Corporation" shall mean the Corporation and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 6(i) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     (ii) This Agreement is personal to Employee, and Employee may not assign or transfer any part of Employee's rights or duties hereunder, or any compensation due to him hereunder, to any other person. Notwithstanding the foregoing, this Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees.

     7. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the Fergus Falls area, in accordance with the applicable rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

     8. Modification; Waiver. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Employee and such officer as may be specifically designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     9. Notice. All notices, requests, demands, and all other communications required or permitted by either party to the other party by this Agreement (including, without limitation, any notice of termination of employment and any notice of an intention to arbitrate) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party, as first written above (directed to the attention of the Board of Directors and Corporate Secretary in the case of the Corporation). Either party hereto may change its address for purposes of this Section 9 by giving 15 days' prior notice to the other party hereto.


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

     10. Severability. If any term or provision of this Agreement or the application hereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12. Governing Law. This Agreement has been executed and delivered in the State of Minnesota and shall, in all respects, be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota, including all matters of construction, validity and performance.

     13. Effect of Agreement; Entire Agreement. The Corporation and Employee understand and agree that this Agreement is intended to reflect their agreement only with respect to payments and benefits upon termination in certain cases and is not intended to create any obligation on the part of either party to continue employment. This Agreement supersedes any and all other oral or written agreements or policies made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof; provided that this Agreement shall not supersede or limit in any way Employee's rights under any benefit plan, program or arrangements in accordance with their terms.

     14. ERISA. For purposes of the Employee Retirement Income Security Act of 1974, this Agreement is intended to be a severance pay employee welfare benefit plan, and not an employee pension benefit plan, and shall be construed and administered with that intention.

     IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed in its name by a duly authorized director and officer, and Employee has hereunto set his or her hand, all as of the date first written above.

                                         OTTER TAIL CORPORATION

                                         By    /s/ John Erickson
                                           -------------------------------------
                                             Its     President
                                                --------------------------------


                                         EMPLOYEE


                                          /s/ George A. Koeck
                                         ---------------------------------------
                                         George A. Koeck



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                                                                       EXHIBIT A



                                     NOTICE



The undersigned ("Employee") does hereby notify Otter Tail Corporation (the "Corporation") pursuant to Section 4(i) of that certain Severance Agreement dated as of the date hereof between the Corporation and Employee (the "Agreement") that Employee has elected to be paid any amounts which become payable under Section 4(i)(a) of the Agreement as follows:


check one)

_______ in a lump sum not later than one business day prior to the date that the termination of Employee's employment becomes effective.

___X___ in 36 equal installments payable monthly, on the last business day of the month, for 36 consecutive months following the date that the termination of Employee's employment becomes effective.


Dated:    April 8, 2002
      ----------------------------------


                                         /s/ George A. Koeck
                                         --------------------------------------
                                         George A. Koeck



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